Exhibit 10(cc)
NEXTERA ENERGY, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION SUMMARY
(Effective January 1, 2025)

Annual Retainer (payable quarterly in common stock or cash)	$145,000
Audit Committee Chair retainer (annual) (payable quarterly)	$25,000
Lead Director retainer (annual) (payable quarterly)	$40,000
Nuclear Committee Chair retainer (annual) (payable quarterly)	$25,000
Other Committee Chair retainer (annual) (payable quarterly)	$20,000
Annual grant of restricted stock (under 2017 Non-Employee Directors Stock Plan)	That number of shares determined by dividing $185,000 by closing price of NextEra Energy common stock on effective date of grant (rounded up to the nearest 10 shares)
Miscellaneous	- Travel and Accident Insurance (including spouse coverage)

- Travel and related expenses while on Board business, and actual administrative or similar expenses incurred for Board or Committee business, are paid or reimbursed by the Company. Directors may travel on Company aircraft in accordance with the Company’s Aviation Policy (primarily to or from Board meetings and while on Board business; in limited circumstances for other reasons if the Company would incur little if any incremental cost, space is available and the aircraft is already in use for another authorized purpose - may be accompanied by immediate family members when space is available).

- Directors may participate in the Company’s Deferred Compensation Plan.
- Directors may participate in the Company’s matching gift program, which matches gifts to educational institutions to a maximum of $10,000 per donor.